U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2023
ADVANCED EMISSIONS SOLUTIONS, INC.

(Name of registrant as specified in its charter)

Delaware	001-37822	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8051 E. Maplewood Avenue, Suite 210, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 598-3500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	ADES	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Advanced Emissions Solutions, Inc.'s (the "Company") Board of Directors (the "Board") has appointed Jeremy "Deke" Williamson to the position of Chief Operating Officer effective September 18, 2023 (the "Effective Date"). A press release, dated September 18, 2023, announcing Mr. Williamson's appointment as Chief Operating Officer is attached hereto as Exhibit 99.1.
Prior to the Effective Date, Mr. Williamson, age 43, served as Senior Vice President - Production and Distribution Operations of Hi-Crush, Inc. ("Hi-Crush"), a fully integrated provider of proppant and logistics services for hydraulic fracturing operations. Mr. Williamson held successive positions with Hi-Crush commencing in 2011 including Plant Manager, General Manager and Vice-President - Production Operations. From 2009 to 2011, he served as Plant Manager at Southeast Missouri Stone. Mr. Williamson holds both an MBA and a B.S. degree in Business Management from the University of Phoenix.
In connection with his employment, the Company and Mr. Williamson entered into an employment agreement (the "Employment Agreement"). The Employment Agreement provides for: (i) a base salary of $350,000; (ii) a target annual bonus of 50% of base salary and a maximum annual bonus of 100% of base salary, prorated for 2023; (iii) target annual long-term incentive compensation award of 65% of base salary, prorated for 2023; and (iv) a sign-on bonus of $100,000, subject to partial repayment in the event of a termination for Cause or resignation without Good Reason (each as defined in the Employment Agreement) within one year of the Effective Date. In addition, the Employment Agreement provides for the following employment inducement awards: (a) 25,000 restricted stock awards ("RSAs"), vesting in equal annual installments on each of the first three anniversaries of the Effective Date and (b) 25,000 RSAs vesting on the six month anniversary of the Effective Date, with each of the RSA awards conditioned on continued services through the applicable vesting dates and otherwise subject to the terms and conditions set forth in the form of RSA agreement applicable to the RSAs granted under the Company's Long-Term Incentive Plan.
In the event Mr. Williamson is terminated without Cause or resigns for Good Reason, as defined in the Employment Agreement, the Company shall pay the following severance benefits, subject to his execution and non-revocation of a release of claims: (i) 12 months of base salary, payable on the Company's established payroll dates; (ii) any short-term incentive or other cash bonus that would have been paid based upon Company performance in the year of termination assuming employment for the full calendar year, payable at the time when such payment is paid to other employees or Company executives under the applicable short term incentive program; (iii) accelerated vesting of all RSAs; (iv) the value of any unvested performance stock units based on performance through the termination date; and (v) a lump-sum payment equal to 12 months of COBRA premiums. The Employment Agreement also includes standard confidentiality, inventions assignment, non-competition, and customer and employee non-solicitation.
The foregoing summary of the Employment Agreement does not purport to be a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Mr. Williamson does not have any family relationships with any of the Company’s directors or executive officers, and there have been no related party transactions between the Company and Mr. Williamson that are reportable under Item 404(a) of Regulation S-K.

Item 8.01	Other Events
On September 18, 2023, the Company issued a press release announcing the appointment of Mr. Williamson described in this Current Report on Form 8-K, the full text of which is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between Jeremy D. Williamson and Advanced Emissions Solutions, Inc., dated September 18, 2023.
99.1	Press Release, dated September 18, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2023

Advanced Emissions Solutions, Inc.
Registrant

/s/ Morgan Fields
Morgan Fields
Chief Accounting Officer

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